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                                                                Exhibit 8.1

              [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                              June 10, 1999

Danaher Corporation

1250 24th Street, N.W.

Washington, DC 20037

Ladies/Gentlemen:

   Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Danaher Corporation, a Delaware corporation, ("Danaher") and the information statement/prospectus (the "Information Statement/Prospectus") contained therein, each as amended or supplemented through the date hereof, relating to the merger (the "Merger") of H\\2\\0 Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Danaher, with and into Hach Company, a Delaware corporation.

   Our opinion, subject to the limitations set forth therein, concerning the United States federal income tax consequences of the Merger under currently applicable law, is set forth in the discussion under the caption "THE MERGER-- Material Federal Income Tax Consequences" in the Registration Statement.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

   No opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.

   We are furnishing this opinion to you in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz